Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

C. R. Bard, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-86668, 333-59156, 333-55684, 333-78089, 333-51793, 333-69857, 333-30217, 333-07189, 33-63147, 33-35544, 33-64874, 333-104683 and 333-135098) on Form S-8 and (No. 333-05997) on Form S-3 of C. R. Bard, Inc. and subsidiaries of our reports dated February 27, 2007, with respect to the consolidated balance sheets of C. R. Bard, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ investment, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related consolidated financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of C. R. Bard, Inc.

Our report on the consolidated financial statements refers to the company’s adoption of the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment”, the Securities and Exchange Commission’s Staff Accounting Bulletin 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” and SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106, and 132R.”

/s/ KPMG LLP

Short Hills, New Jersey

February 27, 2007

23.1 - 1